UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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A.M. Castle & Co.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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i

Letter to Stockholders

Dear Fellow Stockholder:

Over the course of the last year we have continued efforts to re-establish A.M. Castle & Co. as a leading metals distributor and supply chain service provider.  With the completion of an operational transformation, a realignment of our executive structure and, most recently, a significant recapitalization with the overwhelming support of our key stakeholders, we are now positioned for significant and profitable growth in the years ahead.

Our key goals for the future continue to include improving the profitability of our core operations and efficiently deploying our working capital, while simultaneously executing long-term growth initiatives that advance our overall objective to build shareholder value.  We have always and will continue to partner with our customers and suppliers to provide best-in-class supply chain management.

Our Company’s mission, vision, and values, namely Integrity & Safety, Ownership, Service, Quality, and Inclusion, articulate the culture we want to create and form the backbone of our goals and objectives moving forward.  In the unique and challenging circumstances the coronavirus pandemic has created, that foundation is more important than ever and will give us the competitive edge to quickly and strongly recover from the pandemic headwinds now confronting us.  While the safety of our employees and their families has been and will continue to be our highest priority, we are mindful of the duty we hold to our customers and our communities as well.  Many of our customers support the critical businesses we are all so indebted to right now—power generation, medical and hospital industries, infrastructure and utilities, aerospace and defense, semiconductor, and many others.  Our geographic and market diversity make us an indispensable part of the global supply chain for our customers and the public they serve, and I am extremely proud of each and every one of our team members for their tremendous dedication and efforts during this time.
Marec E. Edgar President & CEO

This pandemic is a temporary obstacle, and we will weather this storm just as we have successfully weathered storms in the past. The pandemic will be controlled, businesses will resume, and we will return to continue on our path of accelerating improvement and growth.  I remain confident that Castle will not only navigate and survive this challenge, but will be better and stronger for having done so and will thrive as we emerge from these challenging days. Our executive team and our employees continue to sacrifice, work hard, and make tough decisions in order to meet our commitments to our customers, suppliers, and stakeholders and to best position us for long-term success.  I personally thank all of our teammates around the globe for these tremendous efforts to keep Castle moving forward and to continue supporting our customers.

On behalf of the executive team, I want to thank you for your continued support. Your belief in our business allows us to look confidently forward and focus on strategies to build shareholder value over the long-term, even as we navigate our current challenges. As I have regularly told the members of our Castle team: Stay safe, stay focused, and stay the course.  We are all in this together, and we will succeed together.

Sincerely,

INTEGRITY & SAFETY • OWNERSHIP • SERVICE • QUALITY • INCLUSION

Marec E. Edgar
President & Chief Executive Officer

Notice of Annual Meeting

We are pleased to invite you to join the Board of Directors (the “Board”) of A. M. Castle & Co. (the “Company”) and senior management at the Company‘s 2020 Annual Meeting of Stockholders (“Annual Meeting”). This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

Date and Time and Location June 30, 2020, 10:00 a.m. C.D.T Virtual meeting via webcast at ww.virtualshareholdermeeting.com/CTAM2020

The items of business for the meeting will be:

1.	Election of director nominees;

2.	Non-binding advisory vote to approve the Company’s executive compensation;

3.	Ratification of the appointment of the Company’s independent registered public accounting firm;

4.	Approval of a charter amendment to increase the authorized shares of the Company’s Common Stock; and

5.	Any other business that may properly come before the Annual Meeting.

The Board established the close of business on May 8, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On or about May 29, 2020, a full set of proxy materials, including a copy of the Proxy Statement, the annual report and a proxy card, was first made available to the Company’s stockholders of record. The Board is soliciting the enclosed proxy for use at the Company’s Annual Meeting and any adjournments or postponements thereof.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Please review the instructions on each of your voting options described on the enclosed proxy card.

By Order of the Board,

Jeremy Steele
Sr. Vice President, General Counsel & Secretary

Oak Brook, Illinois
May 29, 2020
Your Vote is Important

As of the close of business on May 8, 2020, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 73,910,334 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

For more information on the Annual Meeting and voting, see the “Additional Information on Annual Meeting and Voting” section beginning on page 36.

Vote on the internet
Vote online at www.proxyvote.com by 11:59 P.M. ET on June 29, 2020

Vote by telephone
Call (800) 690-6903 and vote 24 hours a day, seven days a week by 11:59 P.M. E.T on June 29, 2020

Vote by mail
Mark, sign, date and return the enclosed proxy card to the address listed on the proxy card by June 16, 2020

Vote live during the webcast
Vote live during the webcast at the Annual Meeting.  If you plan to attend the live webcast, refer to the “Additional Information About Annual Meeting and Voting” section on page 36 for important details on admission and access requirements.

Proposal No. 1:  Election of Directors

Stockholders are being asked to elect seven director nominees to serve until the 2021 Annual Meeting of Stockholders. Following the recommendation of the Company’s Governance Committee (the “Governance Committee”), the Company’s Board has nominated each individual presently serving as a director for election at this Annual Meeting.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the election of directors, although they will be considered present for the purpose of determining the presence of a quorum.

Board Structure

The Company’s Board structure and governance procedures require each director nominee to be approved by the stockholders at each Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. Each director nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director, if elected, and the Company expects each nominee to be able to serve, if elected.

If any director nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate director nominee as may be designated by the Board.

Board Membership Criteria

The Company’s Corporate Governance Guidelines set forth the process by which its Governance Committee identifies, evaluates, and recommends candidates for nomination to the Board. In making its recommendations of director nominees to the Board, the Governance Committee may also consider any advice and recommendations offered by the Company’s Chief Executive Officer, other directors, the stockholders of the Company, or any advisors the Governance Committee may retain. Any stockholder wishing to suggest a director candidate should submit his or her suggestion in writing to the attention of the Corporate Secretary of the Company, providing the candidate’s name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of the Company’s stock. Any stockholder who wishes to formally recommend individuals for nomination to the Board may do so in accordance with the Company’s Bylaws, which require advance notice to the Company and certain other information. A copy of the Company’s Bylaws was filed in the Company’s Form 8-A filed with the SEC on August 31, 2017 and is available at the SEC’s website or at the Company’s website. You also may request a free copy of the Company’s Bylaws by writing to the Secretary of the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The current membership of the Board represents a diverse mix of directors in terms of background and expertise. In considering whether to recommend persons to be nominated for directors, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines, which include but are not limited to:

•	Business experience;
•	Integrity;
•	Absence of conflict or potential conflict of interest;
•	Ability to make independent analytical inquiries;
•	Understanding of the Company’s business environment; and
•	Willingness to devote adequate time to Board duties.

While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, they do provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to any particular criterion and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors who may be proposed for re‑election and their past contributions to the Board.

Under the Company’s Corporate Governance Guidelines, no director may be nominated for re‑election following his or her 72nd birthday. On the recommendation of the Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interest of the Company.

The Corporate Governance Guidelines are made available on the Company’s website.

Director Resignation Policy

In an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote. The Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose its decision regarding whether to accept the director’s resignation offer. Any director who tenders his or her resignation shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee receives a Majority Withheld Vote at the same election, then all non‑employee directors on the Board who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

Director Nominees Qualifications and Experience

Below is certain biographical and other information regarding the persons nominated for election as directors, which is based upon statements made or confirmed to the Company by or on behalf of these nominees, except to the extent certain information appears in the Company’s records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, the Company has also provided additional information regarding the particular experience, qualifications, attributes and skills that informed the Governance Committee and the Board’s determination that such nominee should serve as a director.

The Company’s directors have a variety of qualifications, skills and experience that contribute to an effective and well-functioning Board, including the following key characteristics:

•	Wealth of leadership experience;
•	Demonstrated business acumen and ability to exercise sound business judgment;
•	Extensive board and/or financial experience; and
•	Reputation for integrity, honesty and adherence to the highest ethical standards.

Director Nominees
Jeffrey A. Brodsky	Age: 61 Director since 2017 Independent Audit (Chair) and Governance Committees
Background:
Mr. Brodsky is a co-founder and Managing Director of Quest Turnaround Advisors, LLC where he provides advisory and interim management services to boards of directors, senior management and creditors of companies. He also serves as a director of Her Justice (2010 – Present), a non‑profit organization that provides free legal assistance to women living in poverty in New York City. Mr. Brodsky also oversaw Quest's activities as liquidating trust manager of the ResCap Liquidating Trust (2013 – 2015), a Liquidating Trust formed in connection with Residential Capital, LLC’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, where he led all activities relating to ResCap's emergence and management of its operations, including the distribution of over $2.2 billion to beneficiaries. Previously, Mr. Brodsky has served in roles as a lead director, a non-executive chairman, or a director of various entities.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	Broadview Networks, Inc. (2012-2017) (publicly registered debt)

Skills and Qualifications:
Mr. Brodsky’s individual qualifications and skills as a director include his extensive experience in financing, mergers, acquisitions, investments, strategic transactions, and turnaround/performance management. Mr. Brodsky holds a Bachelor of Science degree from New York University College of Business and Public Administration and a Master of Business Administration degree from New York University Graduate School of Business. He is also a Certified Public Accountant.

Marec E. Edgar	Age: 44 Director since 2020
Background:
Mr. Edgar is the Chief Executive Officer (January 1, 2020 - Present) of the Company and President (since November, 2018). Mr. Edgar was previously Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of the Company (2015-2018). Prior to joining the Company, he held positions of increasing responsibility with Gardner Denver, Inc. (2004-2014) including serving as Assistant General Counsel, Risk Manager & Chief Compliance Officer.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Edgar’s individual qualifications and skills as a director include his extensive experience serving as an executive of two multinational industrial companies, his significant legal expertise (including experience advising Boards of Directors at two different multi-national public companies), and his significant experience in legal strategic transactions. He was also one of the primary leaders  in the Company’s recent operational turnaround and financial restructuring.

Jonathan B. Mellin	Age: 56 Director since 2014 Independent Governance (Chair) and Audit Committees
Background:
Mr. Mellin is President and Chief Executive Officer of Simpson Estates, Inc., a Single Family Office, since 2013. Mr. Mellin became President of Simpson Estates, Inc. in 2012, prior to being appointed President and Chief Executive Officer in 2013.

Current Public Company Directorships:	Angelo Gordon Energy Fund II (2017 – Present) (registered investment company)

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Mellin’s years of experience as the Chief Financial Officer of large private companies and subsidiaries of publicly-held companies provides valuable financial expertise to the Board, including extensive experience in annual business planning, forecasting, and expense reduction.  His expertise in leading complex finance functions as well as strong background and experience with strategic acquisitions and major restructuring projects contributes greatly to the Board’s composition.  Mr. Mellin also serves as a Director on several privately held companies.

Steven W. Scheinkman	Age: 66 Director since 2015
Background:
Mr. Scheinkman was the Chief Executive Officer (2018 – 2020) of the Company and Chairperson of the Board (2017 – 2020). Mr. Scheinkman was previously the President and Chief Executive Officer (2015 – 2018) of the Company. In addition, Mr. Scheinkman previously served as President, Chief Executive Officer and director of Innovative Building Systems LLC (2010 – 2015), a leading custom modular home producer; as President, Chief Executive Officer, and director of Transtar Metals Corp. (1999-2006), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries; and following Transtar’s acquisition by the Company in September 2006, as President of Transtar Metals Holdings Inc. until September 2007 and thereafter served as its advisor until December 2007. Furthermore, he previously served as a director of Claymont Steel Holdings, Inc. (2006 – 2008), a private manufacturer of custom discrete steel plate.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Scheinkman’s individual qualifications and skills as a director include his extensive experience serving as an executive of various metal products companies, his significant financial expertise, and his significant experience in strategic transactions. He also successfully led the Company’s recent operational turnaround and financial restructuring.

Jonathan Segal	Age: 38 Director since 2017 Lead Independent Director Human Resources (Chair) and Audit Committees
Background:
Mr. Segal is managing director and portfolio manager of Highbridge Capital Management, LLC (2007 – Present), a leading global alternative investment firm. Before joining Highbridge, Mr. Segal previously worked as a Research Analyst at Sanford C. Bernstein & Co., LLC (2005 – 2007), an indirect wholly-owned subsidiary of AllianceBernstein L.P.

Current Public Company Directorships:	Hycroft Mining Corporation (2015 - Present) (OTCMKTS: HYCT)

Other Public Company Directorships during Past Five Years:	Contura Energy (2016-2018) (OTCMKTS: CNTE)

Skills and Qualifications:
Mr. Segal’s individual qualifications and skills as a director include his extensive capital markets, investment, and financial expertise; his significant experience in public and private debt restructuring; and his turnaround and performance improvement experience. He has served on a number of public and private company boards and received a Bachelor of Arts degree in Urban Studies from the University of Pennsylvania.

Michael J. Sheehan	Age: 59 Director since 2017 Independent Board Chairperson Human Resources Committee
Background:
Mr. Sheehan is the Managing Member of Whitecap Performance LLC (2013 – Present), a marketing consultancy, Whitecap Aviation (2013 – Present), an aircraft charter operation, and Managing Partner of Allied Sports a division of Allied Global Marketing (2018 – Present). Mr. Sheehan is a Partner of Vermont Donut Enterprises (2013 – Present), a privately-held holding company with related interests in various food purveying businesses. He also serves on the Board of South Shore Bank (2012 – Present), a full service mutual savings bank in Massachusetts. Mr. Sheehan is the former Chief Executive Officer of Boston Globe Media Partners (2014 – 2017), a leading media company. He previously served as Chairman, Chief Executive Officer, President, and Chief Creative Officer of Hill Holliday (2000 – 2014), a full-service marketing and communications agency; and as Executive Vice President and Executive Creative Director for DDB Chicago (1999 – 2000), a full-service advertising agency. He also serves on the Boards of Harvard University’s American Repertory Theater (2011 – Present), a professional not-for-profit theater; Catholic Charities of the Archdiocese of Boston (2006 – Present), part of the Catholic Charities network; and Newport Festivals (2017 – Present), a music festival foundation.

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Sheehan’s individual qualifications and skills as a director include his extensive experience in managing large public and private companies and in sales and marketing leadership. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a Bachelor of Arts degree in English. Mr. Sheehan previously served as a director of the Company from July 27, 2016 to August 31, 2017.

NO PHOTO AVAILABLE
Parker Tornell	Age: 32 Nominee
Background:
Mr. Tornell is a Credit Analyst at Whitebox Advisors LLC (2015 – Present), an employee-owned hedge fund sponsor.  Before joining Whitebox, Mr. Tornell worked as an Associate at Norwest Mezzanine Partners (2012-2015), and as an Investment Banking Analyst at Piper Sandler (2010-2012).

Current Public Company Directorships:	None

Other Public Company Directorships during Past Five Years:	None

Skills and Qualifications:
Mr. Tornell’s individual qualifications and skills as a director include his capital markets, investment, and financial expertise; his experience in public and private debt restructuring; and his turnaround and performance improvement experience.  He received Bachelor of Arts degrees in Financial Management and Economics from the University of St. Thomas.

✔ Our Board recommends that you vote FOR the proposed director nominees.

Corporate Governance

Board Leadership

The Company has no policy that requires the combination or separation of the roles of Chairperson or Chief Executive Officer. Mr. Sheehan, a non-employee independent director, has served as Chairperson of the Board since January 2020. Mr. Segal, also a non-employee independent director, has served as Lead Independent Director since November 2017. In his role as Lead Independent Director, Mr. Segal presides over meetings of the full Board and executive sessions in the absence of the Chairperson and, prior to Mr. Sheehan’s appointment as Chairperson, Mr. Segal presided over executive sessions of the independent directors.

With the recent exception of Mr. Scheinkman’s role as Chief Executive Officer and Chairperson of the Board, the Company has historically separated these roles.  Upon Mr. Scheinkman’s retirement as Chief Executive Officer and his resignation from the Chairperson role in January 2020, the Board again separated these roles and appointed Mr. Sheehan as Chairperson and Mr. Edgar as Chief Executive Officer.  Doing so allows Mr. Edgar to focus on strategic business and growth initiatives, while allowing the Chairperson to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

The Chairperson of the Board:

•	Provides strategic leadership and guidance;
•	Establishes the agendas for Board meetings, with advice from executive and senior management teams;
•	Advises and consults with the executive and senior management teams regarding strategies, risks, opportunities, and other matters; and
•	Presides over meetings of the full Board.

While the Board believes the Company’s leadership model provides appropriate oversight and an effective governance structure, it recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Standing Board Committees

The Board has three standing committees: the Audit Committee, the Governance Committee and the Human Resources Committee. Each committee has a written charter adopted by the Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at https://castlemetals.com/investors/corporate-governance.

Each Committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. The Board will review the composition of each committee in light of any changes to the Board’s composition whether as a result of the annual meeting of stockholders each year or otherwise.

The following summarizes the current membership and responsibilities of each of the Company’s three standing Board committees:

Audit Committee
The Company’s Audit Committee reviews the Company’s audited financial statements with management; reviews the qualifications, performance and independence of the Company’s independent registered public accountants; approves audit fees and fees for the preparation of the Company’s tax returns; reviews the Company’s accounting policies and internal control procedures; and considers and appoints the Company’s independent registered public accountants. The Audit Committee has the authority to engage the services of independent outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The Audit Committee oversees the annual risk management assessments, monitors reports received on the Company’s incident reporting hotline, oversees the Company’s compliance program, including an annual review of the Company’s Code of Conduct, and prepares the “Report of the Audit Committee” for its stockholders on page 31.

The membership of the Audit Committee as of May 8, 2020 includes:
•          Jeffrey Brodsky, Chair and Committee Member since October 2017
•          Jonathan Mellin, Committee Member since October 2017
•          Jonathan Segal, Committee Member since October 2017

Governance Committee
The Company’s Governance Committee oversees all corporate governance matters, including acting as an independent committee evaluating transactions between the Company and directors and officers of the Company; reviewing governance policies and practices; reviewing governance-related legal and regulatory matters that could impact the Company; reviewing and making recommendations on the overall size and composition of the Board and its committees; overseeing Board recruitment, including identification of potential director candidates, evaluating candidates, and recommending nominees for membership to the full Board; and leading the annual self-evaluation of the Board and its committees. The Governance Committee has the authority to engage the services of outside consultants and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The membership of the Governance Committee as of May 8, 2020 includes:
•          Jonathan Mellin, Chair and Committee Member since July 2016
•          Jeffrey Brodsky, Committee Member since October 2017
•          Jacob Mercer, Committee Member since October 2017

Human Resources Committee
The Company’s Human Resources Committee assists the Board in the discharge of its responsibilities with respect to employee and non-employee director compensation, including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans. The Human Resources Committee approves and administers the incentive compensation and equity-based plans of the Company. The Human Resources Committee has the authority to engage the services of independent outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The membership of the Human Resources Committee as of May 8, 2020 includes:
•          Jonathan Segal, Chair and Committee Member since October 2017
•          Jacob Mercer, Committee Member since October 2017
•          Michael Sheehan, Committee Member since October 2017

Director Independence; Financial Expert

While the Company’s stock is currently traded on the OTCQX market, which requires the Company to establish and maintain fundamental corporate governance standards, the Company has elected to adopt more exacting governance standards that are substantially similar to the NASDAQ listing standards.  The Board has affirmatively determined that each current Board member, except for Messers. Scheinkman and Edgar, is “independent” within the definitions contained in the current NASDAQ listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines. The Board has determined that all members of the Company’s Human Resources Committee meet the compensation committee independence requirements of the NASDAQ listing standards. Furthermore, the Board has determined that all members of the Company’s Audit Committee meet the financial sophistication requirements of the NASDAQ listing standards.  The Board has determined that Mr. Brodsky qualifies as an “audit committee financial expert” for purposes of the SEC rules.

Board Meetings and Attendance

During 2019, the Board held sixteen meetings. The Board’s non‑employee directors met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Steven Scheinkman, presided as the Chairperson of the Board at all of the sixteen meetings of the Board. Additionally, during 2019, there were four meetings of the Audit Committee, four meetings of the Governance Committee, and three meetings of the Human Resources Committee. Each of the directors attended 75% or more of all the meetings of the Board and the Committees on which he served.

Each director is expected to attend our annual meetings of stockholders. All directors who were nominated for reelection at our 2019 Annual Meeting of Stockholders attended that meeting.

Non‑Employee Director Compensation

Cash Compensation

The Company’s director compensation program provides that the cash compensation paid to, or earned by, its non-employee directors will be comprised of the following components:

Role	Annual Retainers*
Director	$60,000
Non-Employee Board Chairperson	$40,000
Audit Committee Chairperson	$10,000
Governance Committee Chairperson	$5,000
Human Resources Committee Chairperson	$7,500
*Retainers are paid in quarterly installments.

Equity-Based Compensation

No equity-based compensation was paid to the Company’s non-employee directors in 2019.

Other Compensation

Reimbursement is made for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions and for the cost of attending one director continuing education program annually. For each director, the Company pays and maintains coverage for personal excess liability, business travel and accident, and director and officer liability insurance policies.

Director Compensation Table – Fiscal Year 2019

The following table summarizes the compensation paid to or earned by the non‑employee directors for 2019. Any employee of the Company who serves as a director receive no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Brodsky(1)	70,000	-	-	-	–	–	70,000
Jonathan Mellin(2)	62,500	-	-	-	–	–	62,500
Jacob Mercer(3)	60,000	–	–	–	–	–	60,000
Jonathan Segal(4)	67,500	–	–	–	–	–	67,500
Michael Sheehan	60,000	-	-	-	–	–	60,000

(1)	Mr. Brodsky elected to have his cash compensation paid to Jeffrey Brodsky & Associates, of which he is Managing Director.

(2)	Mr. Mellin waived his retainer as Governance Committee Chairperson in the fourth quarter of 2019.

(3)	Mr. Mercer elected to have his cash compensation paid to various funds related to Whitebox Advisors LLC.

(4)	Mr. Segal elected to have his cash compensation paid to Highbridge Capital Management, LLC.

Oversight of Risk Management

The Board is actively involved in oversight of risks that could affect the Company. The Board implements its risk oversight function as a whole and through delegation to committees, which meet regularly and report back to the full Board. The risk management role of each of the committees is detailed further below:

Board of Directors

Audit Committee	Governance Committee	Human Resources Committee
Oversees risk related to the Company’s financial statements, financial reporting process and accounting and legal matters; internal audit function; the Company’s compliance program and the Company’s cyber security action plan.; Also reviews outcome of the Company’s periodic Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures
Oversees governance-related risk, including development of the Company’s policies and practices, and Board succession planning
Oversees risks associated with the Company’s compensation programs; reviews and approves compensation features that mitigate risk and align pay to performance with the interests of its executives and its stockholders; and oversees the Company’s succession-planning process for key executive and managerial roles

The full Board retains responsibility for general oversight of risks. Key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review. Additional information regarding the risks faced by the Company is included in its Annual Report on Form 10‑K for the year ended December 31, 2019, filed with the SEC on February 27, 2020, as supplemented by its amendment to its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 19, 2020, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020.

Code of Conduct

The Board has adopted a Code of Conduct for Directors and a Code of Conduct for Officers. A copy of each Code of Conduct policy can be found on the “Corporate Governance” section of the Company’s website at https://castlemetals.com/investors/corporate-governance.

Every director and officer is required to read and follow the Code that is applicable to his or her role. Any waiver of either Code of Conduct requires the approval of the Governance Committee, and must be promptly disclosed to the Company’s stockholders and the public. The Company intends to disclose on the “Corporate Governance” section of its website any material amendments to, or waivers from, the Code of Conduct.

Related Parties

The Company’s Related-Party Transactions Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include:

•	Directors;
•	Director nominees;
•	Executive officers;
•	5% stockholders;
•	Immediate family members of the above persons; and
•	Entities in which the above persons have a direct or indirect material interest.

Potential related-party transactions are reviewed by the Company’s Legal Department. If the Company’s Legal Department determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee for review.

The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to:

•	whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to, the Company of entering into the proposed transaction;
•	the impact on a director’s independence, in the event such person is an outside director; and
•	whether the proposed transaction would present an improper conflict of interest.

In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

A copy of the Company’s Related-Party Transactions Policy can be found on the “Corporate Governance” section of its website at https://castlemetals.com/investors/corporate-governance.

Related-Party Transactions and Relationships

Convertible Notes

On June 18, 2017, the Company and four of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware (the “Bankruptcy Court”). Also on June 18, 2017, the Debtors filed their Prepackaged Joint Chapter 11 Plan of Reorganization with the Bankruptcy Court and on July 25, 2017, the Debtors filed their Amended Prepackaged Joint Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court. On August 2, 2017, the Bankruptcy Court entered an order confirming the Plan. On August 31, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases. On February 6, 2018, the Bankruptcy Court entered a final order closing the Chapter 11 cases of the Debtors.

Pursuant to the Plan, on the Effective Date, the Bankruptcy Court discharged and canceled certain senior secured indebtedness and, in exchange, the Company issued new common stock in the Company and entered into an Indenture with Wilmington Savings Fund Society, FSB, as trustee and collateral agent and, pursuant thereto, issued approximately $164.9 million in aggregate original principal amount of its 5.00%/7.00% Convertible Senior Secured Paid-in-Kind ("PIK") Toggle Notes due 2022 (“Second Lien Notes”).  As noted below, in addition to certain members of management, certain stockholders and (including stockholders with whom members of the Board of Directors are affiliated) received and held Second Lien Notes.

The Second Lien Notes are five year senior obligations of the Company and certain of its subsidiaries. The Second Lien Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the indenture governing the Second Lien Notes. Interest on the Second Lien Notes accrues at the rate of 5.00% per annum if paid in cash or 7.00% per annum if paid in kind, payable quarterly.

On March 27, 2020, the Company announced the successful completion of an exchange offer (the “Exchange Offer”), which launched on February 27, 2020, to issue a combination of the Company’s new 3.00%/5.00% Convertible Senior Paid-in-Kind ("PIK") Toggle Notes due 2024 (the “New Notes”) and shares of its common stock in exchange for its outstanding Second Lien Notes. Approximately $190,200,285 in aggregate principal amount of the Second Lien Notes were tendered and accepted in the Exchange Offer. Pursuant to the terms of the Exchange Offer, the Company issued approximately $95,134,866 in aggregate principal amount of its New Notes and 70,260,676 shares of its common stock. Holders of the Second Lien Notes who did not tender into this Exchange Offer retained their Second Lien Notes. Approximately $ 3,692,717 in aggregate principal amount of Second Lien Notes remain outstanding after the Exchange Offer.

The New Notes are four year senior obligations of the Company and certain of its subsidiaries. The New Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $0.46 per share, which rate is subject to adjustment as set forth in the indenture governing the New Notes. The restrictive covenants in the indenture governing the New Notes are substantially similar to the covenants in the indenture governing the Second Lien Notes prior to completion of the Exchange Offer. The New Notes bear interest at a rate of 3.00% per annum if paid in cash or 5.00% if paid in kind per annum, payable quarterly.

Concurrently with the Exchange Offer, the Company solicited consents from holders of the Second Lien Notes for certain amendments to the indenture governing the Second Lien Notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Company’s obligations under the indenture governing the Second Lien Notes, and modify certain of the events of default and various other provisions, contained in such indenture (the “Proposed Amendments”).  The indenture governing the Second Lien Notes was so amended effective as of the closing of the Exchange Offer.

On February 27, 2020, at the time the Company launched the Exchange Offer, the Company announced that it entered into support agreements with holders who, in the aggregate, held in excess of 96% of the Second Lien Notes, and who had agreed, among other things, to tender their Second Lien Notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. The Exchange Offer closed with greater than 97% of the aggregate principal amount of the Second Lien Notes having been tendered and exchanged.

As noted below, in addition to certain members of management, certain stockholders and (including stockholders with whom members of the Board of Directors are affiliated) received New Notes in the Exchange Offer and continue to hold the New Notes.

Additional information regarding the Exchange Offer may be found in the Company’s Prospectus filed with the SEC on March 27, 2020 and in the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2020.

Stockholders Agreement

Pursuant to the Plan, on August 31, 2017, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with Highbridge Capital Management, LLC and its affiliates (“Highbridge”), Whitebox Advisors LLC and its affiliates (“Whitebox”), SGF, Inc. (“SGF”), Corre Partners Management, LLC and its affiliates (“Corre”), Wolverine Flagship Fund Trading Limited and its affiliates (“WFF”), and certain members of the Company’s management. The Stockholders Agreement includes certain customary board designation rights, preemptive rights, transfer restrictions, and tag-along and drag-along rights. For additional information on the terms of the Stockholders Agreement, see the Company’s Registration Statement on Form 8‑A filed with the SEC on August 31, 2017.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Highbridge, Whitebox, SGF, Corre and WFF. Under the Registration Rights Agreement, the Company has granted registration rights to those recipients who are party to the Registration Rights Agreement with respect to certain securities of the Company. On March 27, 2020 in connection with the Exchange Offer, the parties to the Registration Rights Agreement entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), the terms and conditions of which are substantially consistent with those applicable to the original agreement. For additional information on the terms of the A&R Registration Rights Agreement, see the Company’s Form 8‑K filed with the SEC on March 30, 2020.

Highbridge Capital Management, LLC

One of the Company’s current directors, Jonathan Segal, serves as a managing director of, and portfolio manager for, Highbridge. Pursuant to the Plan and the Stockholders Agreement, Highbridge and/or the its affiliates have the right to designate one member of the Board. Mr. Segal was selected by Highbridge. On the Effective Date, in connection with the Plan, Highbridge and/or one or more of its affiliates received approximately $49.7 million in aggregate principal amount of the Second Lien Notes, 509,105 shares of the Company’s new common stock and a cash payment of $4.0 million.  Furthermore, on March 27, 2020, in connection with the Exchange Offer, Highbridge tendered $62.0 million in aggregate principal amount and accrued PIK interest of the Second Lien Notes in exchange for $30.5 million in aggregate principal amount of New Notes and 22,519,746 shares of the Company’s common stock.

In accordance with the terms of the Exchange Offer, upon the tender and exchange of its Second Lien Notes in March 2020, Highbridge also received and simultaneously tendered and exchanged accrued PIK interest payments in the amount of $1.0 million with respect to its tendered Second Lien Notes.  Highbridge received PIK interest payments in the amounts of $4.1 million (in 2019), $3.8 million (in 2018) and $1.2 million (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Whitebox Advisors LLC

One of the Company’s directors, Jacob Mercer, is the Head of Restructuring and Special Situations at Whitebox. One of the director nominees, Parker Tornell, is a Credit Analyst at Whitebox.  Pursuant to the Plan and the Stockholders Agreement, Whitebox and/or its affiliates and/or the its affiliates have the right to designate one member of the New Board. Mr. Mercer was selected by Whitebox; Mr. Tornell was submitted to the Governance Committee for nomination by Whitebox. On the Effective Date, in connection with the Plan, Whitebox and/or one or more of its affiliates received approximately $46.0 million in aggregate principal amount of Second Lien Notes, 400,872 shares of the Company’s new common stock and a cash payment of $3.6 million. Furthermore, on March 27, 2020, in connection with the Exchange Offer, Whitebox and/or one or more of its affiliates tendered $57.7 million in aggregate principal amount and accrued PIK interest of the Second Lien Notes in exchange for $28.4 million in aggregate principal amount of New Notes and 20,945,875 shares of the Company’s common stock.

In accordance with the terms of the Exchange Offer, upon the tender and exchange of its Second Lien Notes in March 2020, Whitebox also received and simultaneously tendered and exchanged accrued PIK interest payments in the amount of $1.0 million with respect to its tendered Second Lien Notes. Whitebox has received PIK interest payments in the amounts of $3.8 million (in 2019), $3.5 million (in 2018) and $1.1 million (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Simpson Estates / SGF, Inc.

One of the Company’s current directors, Mr. Mellin, serves as the President, Chief Executive Officer and Chief Investment Officer of Simpson Estates, Inc., an affiliate of SGF. Pursuant to the Plan and the Stockholders Agreement, SGF and/or its affiliates have the right to designate one member of the Board. SGF selected Mr. Mellin. On the Effective Date, in connection with the Plan, SGF and/or one or more of its affiliates received approximately $24.9 million in aggregate principal amount of the Second Lien Notes, 206,557 shares of the Company’s new common stock and a cash payment of $2.0 million. Furthermore, on March 27, 2020, in connection with the Exchange Offer, SGF and/or one or more of its affiliates tendered $28.9 million in aggregate principal amount and accrued PIK interest of the Second Lien Notes in exchange for $14.6 million in aggregate principal amount of New Notes and 10,815,730 shares of the Company’s common stock.

In accordance with the terms of the Exchange Offer, upon the tender and exchange of its Second Lien Notes in March 2020, SGF also received and simultaneously tendered and exchanged accrued PIK interest payments in the amount of $0.5 million with respect to its tendered Second Lien Notes.  SGF received PIK interest payments, in the amounts of $2.0 million (in 2019), $1.8 million (in 2018) and $0.6 million (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Corre Partners Management, LLC

On the Effective Date and in connection with the Plan, Corre and/or one or more of its affiliates received approximately $24.2 million in aggregate principal amount of the Second Lien Notes, 234,554 shares of the Company’s new common stock and a cash payment of $3.1 million. Furthermore, on March 27, 2020, in connection with the Exchange Offer, Corre and/or one or more of its affiliates tendered $28.8 million in aggregate principal amount and accrued PIK interest of the Second Lien Notes in exchange for $14.2 million in aggregate principal amount of New Notes and 10,469,092 shares of the Company’s common stock.

In accordance with the terms of the Exchange Offer, upon the tender and exchange of its Second Lien Notes in March 2020, Corre also received and simultaneously tendered and exchanged accrued PIK interest payments in the amount of $0.5 million with respect to its tendered Second Lien Notes.  Corre received PIK interest payments in the amounts of $1.9 million (in 2019), $1.8 million (in 2018) and $0.6 million (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Wolverine Flagship Fund Trading Limited

On the Effective Date and in connection with the Plan, WFF and/or one or more of its affiliates received approximately $8.5 million in aggregate principal amount of the Second Lien Notes, 70,905 shares of the Company’s new common stock and a cash payment of $.7 million. Furthermore, on March 27, 2020, in connection with the Exchange Offer, WFF and/or one or more of its affiliates tendered $10.1 million in aggregate principal amount and accrued PIK interest of the Second Lien Notes in exchange for $5.0 million in aggregate principal amount of New Notes and 3,686,240 shares of the Company’s common stock.

In accordance with the terms of the Exchange Offer, upon the tender and exchange of its Second Lien Notes in March 2020, WFF also received and simultaneously tendered and exchanged accrued PIK interest payments in the amount of $0.2 million with respect to the tendered Second Lien Notes.  WFF received PIK interest payments in the amounts of $0.7 million (in 2019), $0.6 million (in 2018) and $0.2 million (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Pursuant to the Plan and Stockholders Agreement, Corre and WFF have the right by mutual agreement to designate one member of the Board; provided that such designated individual who qualifies as an “independent director” under NASDAQ Marketplace Rule 5605(a)(2). Mr. Brodsky was selected by Corre and WFF.

Revolving Credit and Security Agreement

On June 1, 2018, the Company entered into an Amendment No. 1 to Revolving Credit and Security Agreement (the “Credit Agreement Amendment”) by and among the Company, the other borrowers and guarantors party thereto and PNC Bank, National Association as the agent and the lenders, which amends that certain Revolving Credit and Security Agreement dated as of August 31, 2017 (as amended by the Credit Agreement Amendment, the “Expanded Credit Facility”) to provide for additional borrowing capacity. The Expanded Credit Facility provides for an additional $25 million last out Revolving B credit facility made available in part by way of a participation in the Revolving B credit facility by each of Highbridge in the aggregate amount of approximately $7.6 million, Whitebox in the aggregate amount of approximately $7.1 million, SGF in the aggregate amount of $3.8 million, and Corre in the aggregate amount of approximately $3.0 million. The Revolving B credit facility accrues interest at 12.0% per annum and will be paid-in-kind unless the Company elects to pay such interest in cash and the Revolving B payment conditions specified in the Expanded Credit Facility are satisfied.  Borrowings under the existing Revolving B credit facility will mature on February 28, 2022. The Expanded Credit Facility continues to be secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors.

Stock Ownership

Directors, Director Nominees and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of May 8, 2020, by each of the Company’s directors and director nominees, and each current member of Executive Management, including those set forth in the Summary Compensation Table in Proposal 2 hereof, and by all directors, director nominees and executive management as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock(1)
Directors and Director Nominees
Jeffrey A. Brodsky	22,910	*
Jonathan Mellin	24,806	*(2)
Jacob Mercer	0	0.0%
Steven Scheinkman(3)	971,976	1.3%(4)
Jonathan Segal	0	*
Michael Sheehan	24,576	*
Parker Tornell	0	0.0%
Management
Marec Edgar, Director, President & Chief Executive Officer(3)	513,864	* (5)
Patrick Anderson, Executive Vice President, Finance & Administration	513,938	* (5)
All directors, director nominees and executive officers as a group (9 persons)	2,072,070	2.8%(6)
*	Percentage of shares owned equals less than 1%.

(1)	Based on 73,910,334 shares of common stock issued and outstanding as of May 8, 2020.

(2)
Represents 24,806 shares held by Mr. Mellin individually. Excludes 10,950,420 shares Mr. Mellin may be deemed to beneficially own in his capacity as trustee, officer or general partner of certain trusts and other entities established for the benefit of members of the Simpson Estate / SGF. See Note (4) under the “Principal Stockholders” table below. Also excludes 32,130,135 shares of common stock, which may be acquired upon conversion of the New Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(3)
Mr. Scheinkman served as Chief Executive Officer and Chairperson of the Board until his retirement effective as of January 1, 2020, at which time Mr. Edgar was appointed President & Chief Executive Officer.  Following his retirement as Chief Executive Officer, Mr. Scheinkman remained a director of the Company.

(4)
Excludes 1,083,851 shares of common stock that may be acquired upon conversion of the New Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(5)
Excludes 572,890 shares of common stock that may be acquired upon conversion of the New Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(6)
Excludes 2,229,630 shares of common stock that may be acquired upon conversion of the New Notes, because the mode of payment is determined in the sole discretion of the Company and each beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond such beneficial owner’s control.

Principal Stockholders

The only persons who held of record or, to the Company’s knowledge (based on the review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of the Company’s common stock as of May 8, 2020, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (1)
Highbridge Capital Management, LLC/ Highbridge MSF International Ltd./ Highbridge Tactical Credit Master Fund, L.P. 277 Park Avenue, 23rd Floor New York, New York 10172	23,028,848(2)(7)	31.2%
Whitebox Advisors LLC/Whitebox General Partner LLC/ Whitebox Multi-Strategy Partners, L.P./ Whitebox Asymmetric Partners, LLC/Whitebox Caja Blanca, LP/ Whitebox Credit Partners, L.P./Whitebox GT Fund, LP/ Pandora Select Partners, L.P./Whitebox Institutional Partners, L.P. 3033 Excelsior Boulevard, Suite 500 Minneapolis, Minnesota 55416	21,346,747(3)(7)	28.9%
SGF, LLC/W.B. & Co/FOM Corporation/ Jonathan B. Mellin/Reuben S. Donnelley The Northern Trust Company 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	11,161,436(4)(7)	15.1%
Corre Opportunities Qualified Master Fund, LP/ Corre Partners Advisors, LLC/Corre Partners Management, LLC/ John Barrett/Eric Soderlund 12 East 49th Street, 40th Floor New York, New York 10017	10,702,564(5)(7)	14.5%
Wolverine Asset Management, LLC/Wolverine Holdings, L.P./ Wolverine Trading Partners, Inc./ Wolverine Flagship Fund Trade Limited/ Christopher L. Gust/Robert R. Bellick 175 W. Jackson, Suite 340 Chicago, IL 60064	3,757,145(6)(7)	5.1%
(1)	Based on 73,910,334 shares of common stock issued and outstanding as of May 8, 2020.

(2)
Based on information provided by Highbridge Capital Management, LLC (“HCM”) on Schedule 13-D/A filed with the SEC on March 31, 2020, (i) HCM, the trading manager of Highbridge MSF International Ltd. (formerly known as 1992 MSF International Ltd.) and 1992 Tactical Credit Master Fund, L.P. (together, the “1992 Funds”), may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 23,028,848 shares held by the 1992 Funds; and (ii) Highbridge MSF International Ltd. may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 18,715,636 of the shares beneficially owned by the 1992 Funds.

(3)
Based on information provided by Whitebox Advisors LLC (“Whitebox Advisors”) on Schedule 13-D/A filed with the SEC on April 1, 2020, (i) Whitebox Advisors, as the investment manager of the Private Funds (as defined below), may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 21,346,747 shares held by the Private Funds; (ii) Whitebox General Partner LLC (“Whitebox GP”), as the general partner of the Private Funds, may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, 20,610,221 of the shares held by the Private Funds; (iii) Whitebox Multi-Strategy Partners, L.P. (“WMP”) may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 10,613,180 shares held by WMP; and (iv) Whitebox Asymmetric Partners, LP (“WAP”) may be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 5,859,882 shares held by WAP.  Shares are directly owned by WMP, WAP, Pandora Select Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Institutional Partners, L.P., Whitebox Multi-Strategy Partners, L.P. and Whitebox Caja Blanca Fund, L.P. (together, the “Private Funds”).

(4)
Based on information provided by SGF, LLC (“SGF”) on Schedule 13-D/A filed with the SEC on March 31, 2020, (i) SGF may be deemed the beneficial owner of, and has sole voting and dispositive power with respect to, the 11,022,296 shares held by SGF; (ii) W.B. & Co. may be deemed the beneficial owner of, and has shared voting power (and no dispositive power) with respect to, 107,888 of the shares held by the Simpson Estate Members (as defined below); (iii) Mr. Mellin, acting in various capacities with respect to, and deputized by, certain of the Simpson Estate Members, may be deemed the beneficial owner of 10,975,226 of the shares held by the Simpson Estate Members, of which he holds sole voting power with respect to 10,840,584 shares, shared voting power with respect to 118,554 shares, sole dispositive power with respect to 40,933 shares and shared dispositive power with respect to 10,826,443 shares; and (iv) Mr. Donnelly, as a general partner in certain Simpson Estate Members, may be deemed the beneficial owner of 108,443 of the shares held by the Simpson Estate Members, of which he holds sole voting and dispositive power with respect to 412 shares, shared voting power with respect to 107,931 shares, and shared dispositive power with respect to 181 shares (he disclaims beneficial ownership of the 181 shares held by an immediate family member who shares Mr. Donnelley’s household); and (v) FOM Corporation may be deemed the beneficial owner of 122,730 of the shares held by the Simpson Estate Members, of which he holds sole voting power with respect to 23,516 shares, shared voting and dispositive power with respect to 7,052 shares and shared dispositive power with respect to 115,678 shares. Shares are held by SGF and other entities on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the “Simpson Estate Members”).

(5)
Based on information provided by Corre Partners Management, LLC (the “Corre Investment Advisor”) on Schedule 13-D/A filed with the SEC on March 31, 2020, (i) Corre Opportunities Qualified Master Fund, LP (“Qualified Master Fund”), (ii) Corre Partners Advisors, LLC (the “Corre GP”) as the general partner of Qualified Master Fund, (iii) Corre Investment Advisor with delegated investment authority over fund assets, (iv) Mr. Barrett as a managing member of Corre GP, and (v) Mr. Soderlund as a managing member of Corre GP, may each be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 10,702,564 shares held by Qualified Master Fund.

(6)
Based on information provided by Wolverine Asset Management, LLC (“WAM”) on Schedule 13-D/A filed with the SEC on March 31, 2020, (i) Wolverine Flagship Fund Trade Limited (“Flagship”), (ii) WAM as the investment manager of Flagship, (iii) Wolverine Holdings, L.P. (“WH”) as the sole member and manager of WAM, (iv) Wolverine Trading Partners, Inc. (“WTP”) as the sole general partner of WH, (v) Mr. Gust as a controlling shareholder of WTP, and (vi) Mr. Bellick as a controlling shareholder of WTP, may each be deemed the beneficial owner of, and has shared voting and dispositive power with respect to, the 3,757,145 shares held by Flagship.

(7)
Excludes shares of common stock which may be acquired upon conversion of the New Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond its control. Because of the relationship between the beneficial owner and the other stockholders of the Company party to the Stockholders Agreement, the beneficial owner may be deemed, pursuant to Rule 13d-3 under the Securities Act, to beneficially own a total of 72,340,487 shares of common stock, which represents the aggregate number of shares of common stock beneficially owned by the parties to the Stockholders Agreement.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports.

Based on the Company’s review of the reports and upon the written confirmation that the Company received from each of its executive officers and directors, the Company believes that, other than a Form 4 filed July 15, 2019 for Mark Zundel, all Section 16(a) reports were timely filed in 2019.

Proposal No. 2:  Advisory Vote to Approve
Executive Compensation

Stockholders are being asked to approve, on an advisory non-binding basis, the compensation of the Named Executive Officers as described in this Proxy Statement.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the non-binding, advisory stockholder vote on the compensation of the Named Executive Officers, although they will be considered present for the purpose of determining the presence of a quorum.

The Company seeks to closely align the interests of the Named Executive Officers with the interests of the Company’s stockholders. Pay for performance is an essential element of the Company’s compensation philosophy. The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company currently conducts annual advisory votes on executive compensation. At the Company’s 2019 Annual Meeting of Stockholders, the stockholders expressed continued support of the executive compensation program with more than 98% of the votes cast in support of the proposal.

This Proposal No. 2, commonly known as a “say-on-pay” proposal, is not intended to address any specific element of compensation; rather, your vote relates to the overall compensation structure of the Named Executive Officers, as described in this Proxy Statement. The Company asks you to support the following resolution:
“RESOLVED, that the stockholders APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and narrative discussion.”

✔ Our Board unanimously recommends that you vote FOR Proposal No. 2, the advisory vote to approve executive compensation.

Executive Compensation

In this section, the Company describes its compensation programs and policies and the material elements of compensation for the year ended December 31, 2019, for its Chief Executive Officer, the principal executive officer (“PEO”), and its two most highly compensated executive officers (other than the PEO) serving as executive officers at the end of 2019 whose total compensation was in excess of $100,000. The Company refers to all individuals whose executive compensation is disclosed in this section as its Named Executive Officers (collectively, the “Named Executive Officers”).

Compensation Consultant

The Human Resources Committee has periodically engaged Willis Towers Watson (“Willis”) to consult regarding executive officer and director compensation.

The Human Resources Committee conducted an independence review in 2019 regarding its engagement of Willis and concluded that Willis is independent.

The Company’s compensation consultant provides advice to the Human Resources Committee on an as-request basis as follows:

•	Reviews the Company's executive compensation program designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices.

•	Provides information on emerging trends and legislative developments in executive compensation and implications for the Company.

•	Reviews the Company's executive stock ownership guidelines, compared to industry peer groups and broader market practices.

•	Reviews the Company's director compensation program compared to industry peer groups and broader market practices.

Summary Compensation Table

The table below includes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Marec Edgar, President & Chief Executive Officer (3)	2019	475,000	―	―	―	516,701	―	92,371	1,084,072
	2018	431,923	―	―	―	377,815	―	74,969	884,707
Steven Scheinkman, Retired Chief Executive Officer (3)	2019	650,000	―	―	―	225,000	―	258,128	1,133,128
	2018	650,000	―	―	―	646,263	―	238,347	1,534,610
Patrick Anderson, EVP, Finance & Administration	2019	330,000	―	―	―	222,757	―	76,078	628,835
	2018	312,000	―	―	―	196,861	―	67,800	576,111
(1)
Reflects the cash awards under the Company’s 2019 and 2018 STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year) and a one-time discretionary supplemental cash short-term incentive award related to 2018 and 2019 performance that was paid in 2019.

(2)	The amounts shown are detailed in the supplemental “All Other Compensation Table – Fiscal Year 2019” below.

(3)	Mr. Edgar was appointed President and Chief Executive Officer effective January 1, 2020 upon Mr. Scheinkman’s retirement.

All Other Compensation Table – Fiscal Year 2019

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	Note Award ($)(1)	401(k) Plan Company Matching Contributions ($)	Deferred Plan Company Matching Contributions ($)	Housing Reimbursement ($)	Miscellaneous ($)(2)	Total All Other Compensation ($)
Marec Edgar	35,000	11,200	29,563	―	16,608	92,371
Steven Scheinkman	66,215	9,219	54,007	116,763	11,924	258,128
Patrick Anderson	35,000	5,007	19,463	―	16,608	76,078
(1)	Represents amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2019.

(2)
Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile or vehicle stipend, a cellular telephone allowance, and personal excess liability insurance premiums paid by the Company.

Elements of Compensation

The Company has three elements of total direct compensation: base salary, annual incentives, and long-term incentives, which are described in the following table. The Company also provides the Named Executive Officers with limited perquisites and standard retirement and benefit plans (see the sections below entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”).

Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Human Resources Committee and approved by the independent members of the Board, the Human Resources Committee reviewed and approved the base salaries of the Named Executive Officers in 2019. In each case, the Human Resources Committee took into account the CEO’s recommendation, as well as experience, internal equity, the performance of each Named Executive Officer during the year, and external competitive compensation data, among other factors. Fixed compensation recognizes individual performance, seniority, scope of responsibilities, leadership skills, experience, and succession planning considerations.

Annual Incentives

Annual incentives are awarded under the Company’s Short-Term Incentive Program (“STIP”) and are subject to the terms of the A. M. Castle & Co. 2017 Management Incentive Plan (“MIP”). The purpose of the STIP is to provide variable compensation based on Company performance against annually established key operational and financial measures, as well as individual performance. Metrics and targets under the STIP are evaluated each year for alignment with business strategy.

STIP and One-Time Award Payouts

For the 2019 STIP, the Board approved a plan for the Named Executive Officers that focused on management’s performance in relation to the Company’s operating plan for 2019, as approved and revised throughout the year, with key achievement criteria to include, among other things, top-line revenue performance, margin expansion, growth in highly-accretive product lines and value-added services, improved cash generation and working capital management, and overall EBITDA performance. For the 2018 STIP, the Board approved a plan for the Named Executive Officers that focused on three metrics: (1) top-line revenue performance; (2) EBITDA performance; and (3) net working capital improvement performance. Based on the Company’s overall performance in 2018, the Human Resources Committee and full Board previously exercised their discretion, in accordance with the STIP plan, to adjust the 2018 STIP payouts downward.

In 2019 the Human Resources Committee and full Board exercised its discretion under the MIP, to make one-time discretionary cash incentive awards to management in light of sustained and material improvements in the Company’s working capital management beginning in late 2018 and continuing into 2019.

Based on the Company’s overall performance in 2019, the Human Resources Committee and full Board exercised their discretion, in accordance with the STIP plan, to award 2019 STIP payouts at approximately 50% of target, subject to discretionary adjustments.

2017 Management Incentive Plan

At the Company’s emergence from restructuring proceedings on August 31, 2017, the MIP became effective.  The Human Resources Committee administers the MIP and has broad authority under the MIP, among other things, to: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares of the Company’s common stock to be covered by each award granted under the MIP; and (iv) to determine the fair market value of awards granted under the MIP.  Persons eligible to receive awards under the MIP include officers and employees of the Company and its subsidiaries.  The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other forms of cash or stock based awards.

The Company grants long-term incentive awards under the MIP to the Named Executive Officers to reward performance over a multi-year time period. Equity-based compensation remains an important component of the Company’s overall compensation strategy to align the interests of the Named Executive Officers with the interests of its stockholders and serves as an important tool for the Company with respect to attracting and retaining executive talent.

Retirement Benefits

The following retirement plans are generally available to all non-union, salaried employees, including the Named Executive Officers:

•
Salaried Pension Plan. The Company maintains the Salaried Employees Pension Plan (the “Salaried Pension Plan”), a qualified, noncontributory defined benefit pension plan covering eligible salaried employees who meet certain age and service requirements. As of June 30, 2008, the benefits under the Salaried Pension Plan were frozen. There are no enhanced pension formulas or benefits available to the Named Executive Officers.  Of the current Named Executive Officers, only Mr. Anderson is eligible to receive benefits under the Salaried Pension Plan.

•
401(k) Savings and Retirement Plan. The Company maintains the 401(k) Savings and Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan, for its employees in the United States who work full-time. There are no enhanced 401(k) benefits available to the Named Executive Officers. Refer to the “All Other Compensation Table” above for the Company’s contributions to each Named Executive Officer under the 401(k) Plan.

The Company also maintains the following plan that is available to a limited number of senior management employees, including the Named Executive Officers:

•
Supplemental 401(k) Savings and Retirement Plan. The Company maintains an unfunded, nonqualified, deferred compensation plan, the Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), for its executive officers and senior management. The Supplemental 401(k) Plan has investment options that mirror the Company’s 401(k) Plan and provide participants with the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. Refer to the “All Other Compensation Table” above for the Company’s contributions to each participating Named Executive Officer under the Supplemental 401(k) Plan.

Perquisites and Other Personal Benefits

The Company  provides the following limited perquisites to the Named Executive Officers: automobile usage or stipends; phone allowances; personal excess liability coverage policy; reimbursement of spousal travel expenses on Company business in certain limited instances; and medical, dental, life insurance, short-term, and long-term disability coverage (standard benefits available to most of its employees). In 2018 and 2019, Mr. Scheinkman, who was required to maintain a residence in Chicago as CEO of the Company, was provided a monthly living allowance towards living expenses.

Employment-Related Agreements

To assure stability and continuity of management, the Company has entered into Amended and Restated Employment Agreements with each of the Named Executive Officers (each, an “Employment Agreement”).  Mr. Scheinkman’s Employment Agreement had been dated May 15, 2017, but terminated upon Mr. Scheinkman’s retirement as CEO effective as of January 1, 2020 pursuant to the terms of the Retirement Agreement and Release, dated January 7, 2020, between the Company and Mr. Scheinkman.  Mr. Edgar’s Employment Agreement, previously dated as of December 14, 2018 in connection with his appointment to the office of President, was subsequently amended and restated on January 7, 2020 in connection with his appointment to the office of President and CEO effective as of January 1, 2020. Mr. Anderson’s Employment Agreement was entered into on May 15, 2017.

Executive Compensation Philosophy

Each year, the Human Resources Committee reviews and approves the Company's overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company's executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short-term and long-term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. Target and maximum performance goals under incentive programs are selected so as to generate target or maximum payouts, commensurate with performance, respectively.

These programs are designed to provide a total compensation opportunity for the Named Executive Officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, also known as the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary; (ii) short-term incentive compensation; and (iii) long-term incentive compensation. In reviewing the Named Executive Officers’ target total cash compensation and total direct compensation opportunities, the Human Resources Committee generally uses the fiftieth percentile of the competitive market data (“market median,” as described below) as a guideline. Other factors considered by the Human Resources Committee in setting each Named Executive Officer’s opportunity are experience, internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance, and the alignment between Company performance and executive pay.

Executive Compensation Process

Oversight of the Executive Compensation Programs

The Human Resources Committee oversees the Company’s executive compensation programs, operating under a charter that is reviewed annually and approved by the Board. All members of the Human Resources Committee are required to be independent under the NASDAQ listing standards definitions of “Independence”. The Human Resources Committee seeks the assistance of an executive compensation consultant, who is engaged periodically and is also independent of the Company and management.

Process for the CEO

Early each year, the Board meets in executive session with the CEO to discuss the CEO's prior year performance, and to identify tentative goals for the upcoming year.

As with the process for the other Named Executive Officers, the Human Resources Committee considers individual performance, Company performance, and the analysis of its compensation consultant, as requested, when setting the CEO’s compensation. The Human Resources Committee develops recommendations for CEO compensation for the upcoming year for consideration by the Board.

The Board meets annually, without the CEO present, to consider the recommendations of the Human Resources Committee, determine any compensation adjustments applicable to the CEO, and finalize the CEO's goals and objectives for the upcoming year. The independent members of the Board then meet with the CEO.

Process for Executives other than the CEO

The Company utilizes a formal performance management process to establish goals for its executive officers, including the Named Executive Officers, and to evaluate management performance. The Human Resources Committee annually reviews the performance of the executive officers with the CEO and the CEO’s recommendation for any changes in the executive officers’ compensation.

The CEO's performance review of the executive officers addresses each executive's performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies:

•	Strategic leadership;
•	Driving execution;
•	Cross-functional alignment and collaboration;
•	Decision making;
•	Talent management;
•	Engaging and influencing others; and
•	Business, financial, and other relevant subject matter acumen.

In addition to the reviews of individual executive performance, the Human Resources Committee takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant, as requested, regarding market pay levels and practices.

The Human Resources Committee also reviews and approves the material terms of any employment, severance, and change-in-control agreements with the Named Executive Officers, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Benchmarking

In order to establish the market median guideline, the Human Resources Committee reviews competitive market compensation data periodically, including industry compensation data provided by its executive compensation consultant as requested. In 2019 and 2018, the Human Resources Committee’s executive compensation consultant assembled market pay data from published executive compensation surveys including Willis Towers Watson 2017 CBD Executive Compensation Survey, Willis Towers Watson 2017 CSR Executive Compensation Survey and Mercer 2017 MBD Executive Compensation Survey. The survey data was scoped to reflect practices of organizations in the manufacturing industry and were regressed to reflect the Company’s annual revenue.

Additional Executive Compensation Information and Policies

Severance and Change in Control Benefits

In order to attract and retain an appropriate caliber of talent, the Company provides the Named Executive Officers with severance and change in control protections pursuant to the terms of their Employment Agreements.

In the event a Named Executive Officer’s employment with the Company terminates for any reason, he will be entitled to certain unpaid and accrued payments and benefits. However, if the Named Executive Officer’s employment is terminated by the Company for “good cause” or if the Named Executive Officer terminates his employment without “good reason”, then he will be entitled only to limited payments and benefits consisting primarily of earned but unpaid salary and those benefits as required by applicable law or the terms of the Company’s benefit programs.

In the event of termination of Named Executive Officer’s employment with the Company at the end of the initial term of his Employment Agreement or any renewal term, and if such termination is solely due to non-renewal of the Employment Agreement by the Company, then the Named Executive Officer will receive (i) all salary earned but not yet paid through the date of termination and (ii) (x) any prior-year STIP compensation earned but not yet paid and the prorated portion of any current year STIP compensation, and (y) any and all options, rights or awards granted to the Named Executive Officer under the MIP prior to the termination date, that will vest on a prorated basis to reflect the portion of the applicable vesting period lapsed as of the date of termination.  In the event of termination of the Employment Agreement due to non-renewal of the Employment Agreement by the Named Executive Officer, then the Named Executive Officer is entitled only to the salary earned but not yet paid through the date of termination.

In the event of termination of the Named Executive Officer’s employment by the Company due to his death or permanent disability, the Named Executive Officer or his beneficiaries will be entitled to (i) any compensation owed to the Named Executive Officer through the date of his death or determination of permanent disability (including salary), (ii) any prior-year STIP compensation earned but not yet paid, plus the prorated portion of any current year STIP compensation and (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans.  The Company will provide medical insurance and other benefits to the Named Executive Officer and his dependents, as applicable, for ninety (90) days following his death or determination of permanent disability.

If the Named Executive Officer’s employment is terminated by the Named Executive Officer without “good reason” upon thirty (30) days’ prior written notice to the Company, then the Named Executive Officer is entitled to payment of compensation and all other benefits through the date of termination; provided, however, that if the Company waives the required notice period and terminates his employment early, the Named Executive Officer will be entitled to payment of compensation and all other benefits that he would have been entitled to during such thirty-day notice period.

If the Named Executive Officer’s employment is terminated either involuntarily by the Company and not due to “good cause” or by the Named Executive Officer for “good reason”, then, in addition to payment of compensation and benefits earned through the date of termination, the Named Executive Officer will be entitled to (i) a cash severance amount, which shall be equal to a “severance multiple” of the sum of his base salary and the amount of his target STIP in the year the termination occurs; (ii) the prorated portion of any current year STIP; (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans; (iv) a monthly cash reimbursement for a period of time following termination for the portion of the Named Executive Officer’s cost of COBRA premiums that are in excess of the active-employee cost of such coverage; and (v) the benefit of the auto allowance, mobile telephone allowance and other perquisites for one (1) year following termination.   The “severance multiple” for Messrs. Scheinkman and Edgar is two times (2x) the sum of his base salary and the amount of his target STIP in the year the termination occurs; the “severance multiple” for Mr. Anderson is one and one-half times (1.5x) the sum of his base salary and the amount of his target STIP in the year the termination occurs.  The period of COBRA premium reimbursement is two (2) years for Messrs. Scheinkman and Edgar and one and one-half (1.5) year for Mr. Anderson.

The Employment Agreements provide for compensation due to termination of employment following a change in control.  A “change in control” will be generally defined to include the acquisition of 40% or more of the Company’s voting power, specified changes in a majority of the Board, and the sale or liquidation of the Company. If the Named Executive Officer’s employment is terminated in connection with a change in control either involuntarily by the Company and not due to “good cause” or by the Named Executive Officer for “good reason”, then, in addition to payment of compensation and benefits earned through the date of termination, the Named Executive Officer will receive (i) a “severance multiple” of the sum of his base salary and the amount of his target STIP in the year the termination occurs; (ii) the prorated portion of any current year STIP; (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans; (iv) a monthly cash reimbursement for a period of time following termination for the portion of the Named Executive Officer’s cost of COBRA premiums that are in excess of the active-employee cost of such coverage; and (v) the benefit of the auto allowance, mobile telephone allowance and other perquisites for one (1) year following termination.  The Named Executive Officer will be eligible to receive any remaining ungranted and unallocated portion of the MIP the Board is required to award in the event of a change in control, subject to the Board’s sole discretion to determine the recipients thereof and the allocation to such recipients.   The change in control “severance multiple” for Messrs. Scheinkman and Edgar is two and one-half times (2.5x) the sum of his base salary and the amount of his target STIP in the year the termination occurs; the change in control “severance multiple” for Mr. Anderson is two times (2x) the sum of his base salary and the amount of his target STIP in the year the termination occurs.  The period of COBRA premium reimbursement after a change in control is two and one-half (2.5) years for Messrs. Scheinkman and Edgar and two (2) years for Mr. Anderson.

Compensation Recovery Policy

The Company has adopted a compensation recovery (or “clawback”) policy that requires paid incentive compensation to be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Human Resources Committee has the authority to calculate the amount of any overpayment and, in its sole discretion, to seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company. The clawback policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results.

Anti-Hedging and Anti-Pledging Policy

Under the Company’s Insider Trading Policy, directors, executive officers and employees are prohibited from (i) hedging the economic interest in the Company’s securities, and (ii) purchasing securities on margin, holding Company securities in a margin account, or pledging Company securities as collateral for a loan.

Tax and Accounting Implications of Executive Compensation

All of the Company’s incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of the Named Executive Officers. While the Human Resources Committee generally intends to provide incentive compensation opportunities to the Company’s executives in as tax-efficient a manner as possible, the Company recognizes that at times it may be in the best interests of stockholders to provide non-deductible incentive compensation, and the Company specifically reserves the right to do so and considers this potential cost in determining compensation payments. The Company accounts for stock-based payments, including stock options, restricted stock and the performance share awards in accordance with the requirements of ASC Topic 718.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2019.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Marec Edgar	―	―	―	―	―
Steven Scheinkman	―	―	―	―	―
Patrick Anderson	―	―	―	―	―
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Marec Edgar	320,861	529,421	138,502	228,528
Steven Scheinkman	607,035	1,001,608	262,031	432,351
Patrick Anderson	320,861	529,421	138,502	228,528
(1)	Mr. Scheinkman owns 607,035 shares of restricted stock that will vest on August 31, 2020. Messrs. Edgar and Anderson each own 320,861 shares of restricted stock that will vest on August 31, 2020.

(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2019, $ 1.65, by the number of shares of restricted stock.

(3)
Represents shares of the Company’s common stock that may be acquired upon conversion of restricted Second Lien Notes issued pursuant to the MIP as described in the above section entitled, “Grant of 2017 MIP,” and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes as of December 31, 2019.  The restricted Second Lien Notes owned by Messrs. Scheinkman, Edgar and Anderson will vest on August 31, 2020.  The Second Lien Notes were exchanged for New Notes on March 27, 2020 pursuant to the terms of the Exchange Offer.

(4)
Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2019, $1.65, by the number of shares convertible from restricted Second Lien Notes (and accompanying PIK interest paid pursuant to their terms as of December 31, 2019). The Second Lien Notes were exchanged for New Notes on March 27, 2020 pursuant to the terms of the Exchange Offer.

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under the Company’s equity compensation plans as of December 31, 2019.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	682,754(1)	3.77(2)	1,886,910
Equity compensation plans not approved by security holders	N/A	N/A	N/A
(1)
This number represents the gross number of underlying shares of common stock associated with the Second Lien Notes issued under the MIP, and the amounts paid in PIK interest as of December 31, 2019. This does not include 1,428,308 shares of unvested restricted stock issued under the MIP and outstanding as of December 31, 2019. The Second Lien Notes were exchanged for New Notes on March 27, 2020 pursuant to the terms of the Exchange Offer.

(2)
Based on an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of the Company’s the Second Lien Notes. The conversion rate is subject to adjustment from time to time pursuant to the terms of the indenture governing the Second Lien Notes. Because the conversion price of the Second Lien Notes is subject to downward adjustment, the Second Lien Notes may be convertible, including in connection with a Fundamental Change (as defined in the indenture governing the Second Lien Notes), into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the Second Lien Notes in kind, which would result in additional Second Lien Notes outstanding and available for conversion.

Proposal No. 3: Ratification of Appointment of Auditors

Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP (“Deloitte”), a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2020. Although the Audit Committee has the sole authority to appoint the independent auditors, as a matter of good corporate governance, the Board submits its selection of the independent auditors to the Company’s stockholders for ratification.  If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the ratification of the appointment of Deloitte, although they will be considered present for the purpose of determining the presence of a quorum.

Deloitte has been the Company’s independent auditor since 2002 and has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. If the appointment of Deloitte as auditor for 2020 is not approved by the Company’s stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2020 if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

✔ Our Board unanimously recommends that you vote FOR Proposal No. 3, the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Audit Committee Matters

Audit and Non‑Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2019, and 2018, on the Company’s behalf:

Fee Category	2019	2018
Audit Fees	821,885	$864,497
Audit-Related Fees	3,790	47,390
Tax Fees	76,401	108,038
All Other Fees	--	―
Total Fees	902,076	1,019,925

A description of the type of services provided in each category is as follows:

Audit Fees

Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit‑Related Fees

Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

Pre‑Approval Policy for Audit and Non‑Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2019, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. In addition, the Board of Directors of the Company has determined that Mr. Brodsky qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of  “financial sophistication” under the NASDAQ listing standards. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually.

Responsibilities

•
The Company’s management team is responsible for the preparation, presentation, and integrity of its consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls.

2019 Audit Committee Actions

•
Held private meetings following its regularly scheduled meeting with the company’s management team, internal audit lead, and Deloitte, during which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place.

•	Met with the General Counsel to discuss the effectiveness of the Company’s compliance program and regularly received status reports on compliance and incident hotline reporting matters.

•
Received regular updates from internal audit regarding the process to assess the adequacy of the Company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions of the effectiveness of the internal controls over financial reporting.

•
Reviewed and discussed with management and Deloitte, the Company’s audited financial statements, earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the internal audit function performance and upcoming year’s plan.

•
Reviewed with management, internal audit, and Deloitte, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and Deloitte, and the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Reviewed with management and internal audit the significant risks and exposures identified by internal audit, the overall adequacy and effectiveness of the Company’s compliance programs, the Company’s code of conduct, and cyber security initiatives.

•	Discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Independent Auditor Independence

Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and Deloitte. The Audit Committee concluded that Deloitte’s independence had not been impaired.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee,

Jeffrey Brodsky, Chairman	Jonathan Mellin	Jonathan Segal

Proposal No. 4: Approval of Charter Amendment to
Increase Authorized Shares of Common Stock

Stockholders are being asked to approve an amendment to the Company’s Articles of Amendment and Restatement to authorize an increase in the Company’s authorized shares of capital stock and Common Stock.

On February 24, 2020, the Board unanimously approved, subject to stockholder approval, an amendment (the “Charter Amendment”) to the Company’s Articles of Amendment and Restatement (the “Charter”) to increase the Company’s authorized shares of Common Stock from 200,000,000 to 400,000,000, and to make a corresponding change to the number of authorized shares of capital stock (the “Authorized Share Increase”), and proposed that the same be submitted to the stockholders for approval.  The Board believes that the Authorized Share Increase and the Charter Amendment are advisable and in the best interests of the Company and has unanimously approved such action, subject to stockholder approval of the same. The text of the proposed Charter Amendment is set forth on Appendix A to this Proxy Statement.

On March 27, 2020 (the “Exchange Date”), the Company completed an exchange offer and consent solicitation (the “Exchange Offer”) to issue a combination of its 3.00% / 5.00% Convertible Senior Secured Paid-in-Kind ("PIK") Toggle Notes due 2024 (“New Notes”) and shares of its Common Stock in exchange for its outstanding 5.00% / 7.00% Convertible Senior Secured Paid-in-Kind ("PIK") Toggle Notes due 2022 (“Old Notes”), including any accrued and unpaid interest on the Old Notes as of the date on which the Exchange Offer was completed. Pursuant to the terms of the Exchange Offer, $190.2 million in aggregate principal amount of the Old Notes were tendered and accepted and in exchange, the Company issued $95.1 million in aggregate principal amount of its New Notes and 70,260,676 shares of its Common Stock. Holders of the Old Notes who did not tender into this Exchange Offer retained their Old Notes. An aggregate principal amount of Old Notes in the amount of $3.7 million were not tendered and remained outstanding after completion of the Exchange Offer.

Subject to certain conditions, the Company may elect to satisfy the conversion feature of the New Notes and the Old Notes with cash, shares of Common Stock or a combination thereof; as of the Exchange Date, the New Notes were convertible into an aggregate of 208,722,386 shares of Common Stock and the Old Notes (with accrued PIK interest) remaining after the Exchange Offer were convertible into an aggregate of 996,250 shares of Common Stock.  As of the Exchange Date, the Company had 73,910,334 shares of Common Stock outstanding out of 200,000,000 shares of authorized Common Stock.  The Company does not have sufficient authorized shares of Common Stock to issue Common Stock alone upon full conversion of the outstanding New Notes.

Under the terms of the indenture governing the New Notes, the Company agreed to use commercially reasonable efforts to cause its Charter to be amended on or before August 31, 2020 to increase the Company's authorized share capital so that shares of Common Stock can be issued in the full amount as required under any conversion of the Notes.

Unless and until the stockholders approve the Authorized Share Increase, the Company may not elect physical settlement or combination settlement of any conversion of New Notes to the extent such election would result in the issuance of more than 126.0 million shares of Common Stock (in the aggregate for the New Notes taking into account all prior or concurrent New Notes and/or Old Notes conversions). In such circumstance, the Company would be required to pay cash, at least in part, to satisfy its settlement obligations. The Company may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

The Board has determined that it would be in the best interests of the Company to effect the Authorized Share Increase in order to ensure the Company has sufficient shares authorized to permit the Company, at its discretion, to elect a physical settlement (i.e., issuance of shares of Common Stock) upon conversion of the New Notes and/or Old Notes and to provide the Company with additional flexibility.

As of May 8, 2020, the Company had 73,910,334 shares of Common Stock outstanding out of 200,000,000 shares of authorized Common Stock; the Company has no shares of preferred stock outstanding.  Further, as of May 8, 2020, the outstanding New Notes and Old Notes were convertible into an aggregate of approximately 210,000,000 shares.

At present, other than issuances pursuant to the MIP and upon conversion of the New Notes and/or Old Notes, the Board has no immediate plans, arrangements or understandings to issue additional shares of Common Stock and there are no negotiations pending with respect to the issuance thereof for any purpose.  However, the Board and Company management desire to have the shares available to provide additional flexibility to use the Common Stock for business and financial purposes in the future as well to have sufficient shares available to satisfy the conversion obligations with respect to the New Notes and Old Notes and to provide appropriate equity incentives for Company employees. Without sufficient authorized shares over and above its obligations with respect to the New Notes, Old Notes and incentive plans, the Company may be constrained in its ability to raise capital in a timely fashion or at all and may lose important business opportunities, which could adversely affect its financial performance and growth. The Board does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. The issuance of additional shares of Common Stock in the future will have the effect of diluting earnings per share, voting power and common shareholdings of its then existing stockholders. It could also have the effect of making it more difficult for a third party to acquire control of the Company. The shares will be available for issuance by the Board for proper corporate purposes, including but not limited to, stock dividends, acquisitions, financings and equity compensation plans.   Furthermore, until the earlier of an initial public offering or a change of control of the Company, each stockholder party to the Stockholders Agreement possesses preemptive rights pursuant to the terms of such agreement that may result in further dilution to existing holders not party to such agreement

In determining the size of the proposed Authorized Share Increase, the Board considered a number of factors, including the factors set forth above, the Company’s historical issuances of shares and the Company’s potential future needs, including that over a number of years the Company may potentially need additional shares in connection with one or more future equity transactions, acquisitions or other strategic transactions and future issuances under equity compensation plans.

The Company can provide no assurance that the Authorized Share Increase will not have an adverse effect on the stock price of its Common Stock.

Our Directors and Executive Officers have no substantial interests, directly or indirectly, in the matters set forth in the proposed Authorized Share Increase, except to the extent of their individual ownership (or, in the case of certain Directors, the ownership of the stockholders who have designated their Board seats) or potential future equity incentive compensation in shares of Common Stock and securities convertible into Common Stock, all as noted in this Proxy Statement.

If the stockholders do not approve the Authorized Share Increase proposal, then the Company may not be able to elect physical settlement or combination settlement of any conversion of the New Notes to the extent such election would result in the issuance of more than 126,000,000 shares of Common Stock (in the aggregate for the New Notes taking into account all prior or concurrent New Notes and/or Old Notes conversions). In such circumstance, the Company would be required to pay cash, at least in part, to satisfy its settlement obligations. The Company may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.  Additionally, the Company will not have needed authorized shares available, or would be required to seek stockholder approval in connection with, any incentive awards or business or financing transactions that would require Company securities, which may delay or otherwise have a material adverse effect on such transaction or the Company.

In addition, if the stockholders do not approve the Authorized Share Increase proposal, the conversion option of the New Notes would not qualify for equity classification and the Company would continue accounted for it as a derivative liability with changes in its fair value reflected through earnings. The Company determined that the conversion option is not clearly and closely related to the economic characteristics of the New Notes, nor does the conversion option meet the own equity scope exception as the Company does not currently have sufficient authorized and unissued shares of Common Stock to satisfy the maximum number of shares that could be required to be issued upon conversion. As a result, the Company concluded that the embedded conversion option must be bifurcated from the New Notes, separately valued, and accounted for as a derivative liability until the Company has enough authorized and unissued shares to satisfy the conversion option in full by physical settlement. The initial value allocated to the derivative liability was $39.0 million, with a corresponding reduction in the carrying value of the New Notes. During each reporting period, the derivative liability, which is classified in long-term debt, will be marked to fair value through earnings. If the stockholders approve the Authorized Share Increase proposal, the conversion option is expected to qualify for equity classification and the bifurcated derivative liability will no longer need to be accounted for as a separate derivative on a prospective basis from the date of reassessment.  Any remaining debt discount that arose at the date of debt issuance from the original bifurcation will continue to be amortized through interest expense.

Company management and the Board believe the Authorized Share Increase is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Authorized Share Increase.

If the Charter Amendment proposal is approved by the requisite vote of the stockholders, the Company will file the Charter Amendment, substantially in the form attached as Appendix A, with the Secretary of State of the State of Maryland as soon as reasonably practicable after the Annual Meeting. The Charter Amendment will become effective upon filing with the Secretary of State.  Other than as described herein, the proposed Charter Amendment effects no other changes to the Company’s Charter.

For purposes of the vote on the Charter Amendment, abstentions and broker non-votes, if any, will have the same effect as votes against the proposal, although they will be considered present for the purpose of determining the presence of a quorum.

✔ Our Board recommends that you vote FOR Proposal No. 4, the Charter Amendment to increase the authorized shares of Common Stock.

Additional Information About Annual Meeting and Voting

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting via webcast, we urge you to submit your voting instructions to the proxy holders as soon as possible.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Votes Required for Approval

Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. However, as discussed further in Proposal No. 1, the Company has implemented a Director Resignation Policy whereby upon the receipt of more “withheld” than “for” votes, an incumbent director is required to submit an irrevocable resignation contingent upon the acceptance of such resignation by the Board. The advisory stockholder vote on the compensation of the Named Executive Officers (Proposal No. 2), the ratification of the appointment of Deloitte & Touche LLP (Proposal No. 3) and the approval of the charter amendment to increase the number of authorized shares of common stock (Proposal No. 4) each require the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote for the election of directors, the non-binding, advisory stockholder vote on the compensation of the Named Executive Officers or the ratification of the appointment of Deloitte & Touche LLP, although they will be considered present for the purpose of determining the presence of a quorum.

Who Can Vote

As of the close of business on May 8, 2020, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 73,910,334 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting.

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, book-entry form, and in any Company benefit plan.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

Beneficial Owners

If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted. To allow sufficient time for voting by the plan’s trustee, your voting instructions must be received by June 29, 2020.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items.  The election of directors, the advisory approval of the Company’s executive compensation and the approval of the charter amendment are nondiscretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”

Discretionary Items.  The ratification of the appointment of the Company’s independent registered public accounting firm are discretionary items. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion.

Attending the Virtual Annual Meeting

If you wish to attend the virtual Annual Meeting via webcast, you must be a stockholder as of the close of business on May 8, 2020, the record date. If you are a stockholder of record, or if you hold a legal proxy for the virtual Annual Meeting provided by your bank, broker, or nominee, you may attend the virtual Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CTAM2020 and entering the 16-digit control number included in your Notice, your proxy card or voter instruction form. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to attend the virtual Annual Meeting, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

In order to vote or submit a question during the virtual Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/CTAM2020, and will need to enter the 16-digit control number included in your Notice, your proxy card or voter instruction form. Broadridge Financial Services, Inc. is hosting our virtual Annual Meeting and, on the date of the virtual Annual Meeting, will be available by telephone at the technical support number that will be posted on the login page for our virtual Annual Meeting to answer your questions regarding how to attend and participate in the virtual Annual Meeting. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to vote or submit a question during the virtual Annual Meeting, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

You will be able to listen to the telephonic audio broadcast by visiting www.virtualshareholdermeeting.com/CTAM2020 and entering the 16-digit control number included in your proxy materials, your proxy card or voter instruction form. Please note that listening to the audio broadcast will not be deemed attending the virtual Annual Meeting, and you cannot vote or participate in the virtual Annual Meeting from such audio broadcast. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to hear the telephonic audio broadcast, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

Tabulation and Counting of Votes

The Company retains an independent inspector of election from its Transfer Agent, American Stock Transfer and Trust Company, to attend its Annual Meeting and to certify the results of the vote.

Revoking a Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares will be treated as the final vote.

A proxy may also be revoked by virtually attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Voting Results

The Company will announce the preliminary voting results at the Annual Meeting . The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

Communication with Directors

Stockholders and others who are interested in communicating directly with the Company’s chairperson, any individual director, the Board, or non-management directors as a group may do so by writing to the directors at the following address:

A.M. Castle & Co.
Board Communication
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the chairperson of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call-in and electronic communication method on an independent website (https://www.convercent.com) entitled “Convercent” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors, and other interested parties to communicate concerns, including concerns with respect to the Company’s accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to Convercent which can be found on the “Corporate Governance” section of the Company’s website at: https://castlemetals.com/investors/corporate-governance.

Questions and Answers

How are proxies solicited and what is the cost?

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has not retained an external proxy solicitor for 2020. Officers, directors, and employees of the Company may solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

What is Householding?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. The Company will deliver promptly upon written or oral request a separate copy of its Annual Report and proxy statement or notice to any stockholder who received these materials at a shared address. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, or by phone at (847) 455-7111. If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact your broker directly or director your request to the Corporate Secretary at the telephone number or address above.

Availability of Form 10‑K and Annual Report to Stockholders

The Company will provide a copy of its Annual Report to any stockholder requesting a copy in writing. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Form 10-K for the fiscal year ended December 31, 2019, are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

Stockholder Proposals for 2021 Annual Meeting of Stockholders

In order for proposals by stockholders to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2021 Annual Meeting of Stockholders, Maryland Law, the Company’s Bylaws, SEC rules and NASDAQ rules require that any stockholder proposals must be received no later than January 29, 2021 and must otherwise comply with SEC rules regarding form and content. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2021 Annual Meeting of Stockholders to give advance written notice to the Company between March 2, 2021, and April 1, 2021.

APPENDIX A

ARTICLES OF AMENDMENT
OF
A. M. CASTLE & CO.
A MARYLAND CORPORATION

A. M. Castle & Co., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended by deleting the first two sentences of Article FIFTH in their entirety and inserting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have authority to issue is 400,000,000, consisting of 400,000,000 shares of common stock, $.01 par value per share (“Common Stock”).  The aggregate par value of all authorized shares of all classes of stock having par value is $4,000,000.”

SECOND: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the above amendments, the Corporation had authority to issue 200,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock.  The aggregate par value of all authorized shares of all classes of stock having par value was $2,000,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendments is 400,000,000, consisting of 400,000,000 shares of Common Stock.  The aggregate par value of all authorized shares of all classes of stock having par value is $4,000,000.

FIFTH:  These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on June 30, 2020 (the “Effective Time”).

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 30th day of June, 2020.

ATTEST:		A. M. CASTLE & CO.

By:
Name:	Jeremy T. Steele		Name:	Marec E. Edgar
Title:	Secretary		Title:	President & Chief Executive Officer

INTEGRITY & SAFETY • OWNERSHIP • SERVICE • QUALITY • INCLUSION

A.M. Castle: Our Mission, Vision, and Values

A.M. CASTLE & CO.
ATTN: Jeremy Steele
1420 KENSINGTON ROAD, SUITE 220
OAK BROOK, ILLINOIS 60523

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/29/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to https://virtualshareholdermeeting.com/CTAM2020

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/29/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Jeffrey A. Brodsky 02) Marec E. Edgar 03) Jonathan B. Mellin 04) Steven W. Scheinkman 05) Jonathan Segal
06) Michael Sheehan 07) Parker Tornell

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To approve the Company's executive compensation on an non-binding advisory basis.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
4. To approve a charter amendment to increase the authorized shares of the Company's Common Stock.	☐	☐	☐

NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000469701_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

A.M. CASTLE & CO.

Annual Meeting of Stockholders on June 30, 2020

The undersigned, revoking all prior proxies, hereby constitutes and appoints Marec E. Edgar and Jeremy Steele, true and lawful agents and proxy with full power of substitution in each, to attend the Annual Meeting of Stockholders of A.M. Castle & Co. to be held virtually via webcast at https://virtualshareholdermeeting.com/CTAM2020 on Tuesday, June 30, 2020, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4. THIS PROXY WILL BE VOTED IN THE DISCRECTION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

0000469701_2 R1.0.1.18